Exhibit 99.2

The following table sets forth certain summary consolidated financial information of Federal-Mogul LLC (“Federal-Mogul”) as of and for the year ended December 31, 2017. This information has been derived from the audited consolidated financial statements of Icahn Enterprises L.P. The results of operations for the periods presented below are not necessarily indicative of the results that may be expected for any future period.

Year Ended December 31, 2017
(in millions)
Operating Data:
Net sales	$7,879
Net income	$361
EBITDA(1)	$717

As of December 31, 2017
(in millions)
Balance Sheet Data:
Total assets	$7,514
Total debt (including short-term debt and current portion of long-term debt)	$3,130

(1)	EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. Federal-Mogul’s management believes this non- GAAP financial measure provides useful information about its operating performance by excluding certain items that it believes are not representative of its core business. Federal-Mogul’s management utilizes EBITDA as a key performance measure of segment profitability and uses this measure in its financial and operation decision-making processes, for internal reporting, and for planning and forecasting purposes to effectively allocate resources. EBITDA should not be considered as an alternative to net income as an indicator of operating performance. The following is a reconciliation of EBITDA to net income, the most comparable GAAP measure:

Year Ended December 31, 2017
(in millions)
Net income	$361
Provision for income taxes	(190)
Interest and other debt expense	148
Depreciation and amortization	398

EBITDA	$717